EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE EASTERN COMPANY REPORTS SECOND QUARTER 2026 RESULTS

•	Acquired Two Precision Manufacturers, Extending Eastern into the Aerospace and Defense Markets

•	Backlog Increased 45% Year-Over-Year to $126.2 Million, Driven by Acquired Aerospace Orders and Strengthening Demand for Truck Mirror Assemblies, Returnable Transport Packaging, and Latch and Handle Assemblies

•	Repurchased 19,529 Shares in the Second Quarter, with 256,275 Shares Remaining Available Under Existing Repurchase Program

•	Entering the Second Half with Strong Momentum and Enhanced Visibility to Support Improving Underlying Profitability Over the Balance of 2026

SHELTON, CT – August 11, 2026 - The Eastern Company (“Eastern” or the “Company”) (NASDAQ:EML), an industrial manufacturer of engineered products and solutions serving commercial transportation, logistics, and other industrial markets, today announced its results of operations for the second fiscal quarter of 2026 ended July 4, 2026. Results for the reported period reflect the June 1, 2026, acquisition of Sungear, LLC and Sinecera, LLC (dba Crown Precision), two California-based precision manufacturers serving the aerospace, defense, and adjacent end markets.

Ryan Schroeder, Eastern’s President and CEO, stated, “Second quarter net sales and gross margin improved sequentially as order execution strengthened and demand improved across our core commercial transportation businesses, though both remained below prior year levels. The unfavorably priced contracts within our returnable packaging transport business, as discussed in our first quarter 2026 earnings call, are now behind us, and new orders are booking at stronger margins. We also expanded into the aerospace and defense markets through the acquisition of Sungear and Crown Precision. These businesses complement our existing portfolio by adding embedded positions within long-cycle programs and exposure to multi-year procurement tailwinds. We ended the quarter with a backlog of $126.2 million, a 45% increase from a year ago, supported by acquired aerospace orders together with strengthening demand for truck mirror assemblies, returnable transport packaging, and latch and handle assemblies.

“We enter the second half of the year with strong momentum and improved visibility across our businesses,” continued Mr. Schroeder. “Our manufacturing expertise supplies key components to some of America’s most admired industrial companies. Heavy-truck build rates have risen, benefiting both Eberhard Manufacturing and Velvac, and bringing Eberhard's largest customer back into the market for mechanical access systems after an extended slowdown, driving meaningful backlog growth. As production volume builds, our product mix improves, and we integrate the acquired operations, we remain focused on disciplined execution to translate this momentum into improving underlying profitability through the remainder of 2026.”

Second Quarter 2026 Financial Results

The following analysis excludes discontinued operations.

Net sales for the second quarter of 2026 decreased 12% to $61.8 million from $70.2 million for the corresponding period in 2025. The decrease in sales was due to lower shipments of truck mirror assemblies, returnable transport packaging and latch and handle assemblies of $5.7 million, $3.4 million, and $0.9 million, respectively, partially offset by $1.7 million in aerospace sales from the acquisition of Sungear and Crown Precision. Net sales for the first six months of 2026 decreased 11% to $121.5 million from $136.1 million for the corresponding period in 2025. Sales decreased in the first six months of 2026 due to lower shipments of returnable transport packaging, truck mirror assemblies and latch and handle assemblies of $10.9 million, $4.5 million, and $0.9 million, respectively, partially offset by a $1.7 million increase in aerospace sales from the acquisition of Sungear and Crown Precision.

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Gross margin as a percentage of sales was 20.6% for the second quarter of 2026 and 20.3% for the first six months of 2026, compared to 23.3% and 23.1%, respectively, for the corresponding periods in 2025.

Selling and administrative expenses decreased $2.1 million, or 17.5%, for the second quarter of 2026 compared to the corresponding period in 2025 due to $1.9 million of lower restructuring charges, lower personnel costs of $0.1 million, lower amortization of $0.1 million and other expenses of $0.4 million, partially offset by higher computer expenses of $0.4 million. Selling and administrative expenses decreased $2.9 million, or 12.9% for the first six months of 2026 due to $1.9 million of lower restructuring charges, lower personnel costs of $0.5 million, lower amortization of $0.2 million, lower commission expenses of $0.4 million and other expenses of $0.6 million, partially offset by higher legal expenses of $0.3 million and higher computer expenses of $0.4 million.

Net income from continuing operations for the second quarter of fiscal 2026 was $5.6 million, or $0.94 per diluted share, compared to net income of $2.0 million, or $0.33 per diluted share, for the comparable period in 2025. For the first six months of 2026, net income from continuing operations was $6.3 million, or $1.04 per diluted share, compared to $4.2 million, or $0.69 per diluted share, for the comparable period in 2025.

Net income from continuing operations in both periods included a one-time, non-cash bargain purchase gain of $6.5 million recognized in connection with the recently completed acquisition of Sungear and Crown Precision, which is excluded from the adjusted measures described below.

Adjusted net income from continuing operations (a non-GAAP measure) for the second quarter of fiscal 2026 was $0.9 million, or $0.15 per diluted share, compared to adjusted net income from continuing operations of $3.5 million, or $0.57 per diluted share, for the corresponding period in 2025. For the six months ended July 4, 2026, adjusted net income from continuing operations was $1.6 million, or $0.26 per diluted share, compared to $5.7 million, or $0.93 per diluted share, for the comparable 2025 period.

Adjusted EBITDA from continuing operations (a non-GAAP measure) for the second quarter of 2026 was $3.4 million compared to $6.7 million for the corresponding period in 2025, a decrease of $3.3 million or approximately 49%. For the six months ended July 4, 2026, adjusted EBITDA from continuing operations was $6.4 million compared to $11.7 million in the corresponding 2025 period. See “Non-GAAP Financial Measures” below and the reconciliation table accompanying this release.

During the second quarter of fiscal 2026, total debt increased by $8.8 million to $41.7 million, reflecting borrowings to complete the acquisition of Sungear and Crown Precision. In addition, the Company repurchased 19,529 shares of common stock under its share repurchase program authorized in April 2025. As of July 4, 2026, 256,275 shares remained available for repurchase under the program.

Conference Call and Webcast

The Eastern Company will host a conference call to discuss its results for the second quarter of 2026 and related matters on Wednesday, August 12, 2026, at 9:00AM Eastern Time. Participants can access the conference call by phone at 888-506-0062 (toll-free in the US and Canada) or 973-528-0011 (international), using access code 573591. Participants can also join via the web at https://www.webcaster5.com/Webcast/Page/1757/54302.

About The Eastern Company

The Eastern Company manages businesses that design, manufacture and sell engineered solutions for industrial markets. The Company operates from locations in the U.S., Canada, Mexico, Taiwan, and China. More information on the Company can be found at www.easterncompany.com.

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Safe Harbor for Forward-Looking Statements

Statements contained in this press release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “would,” “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” “potential,” “opportunities,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include:

•	risks associated with doing business overseas, including fluctuations in exchange rates and the inability to repatriate foreign cash, the impact on our cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs and the impact of political, economic, and social instability;
•	the impact of tariffs, trade sanctions or political instability on the availability or cost of raw materials;
•	the impact of higher raw material and component costs and cost inflation, supply chain disruptions and shortages, particularly with respect to steel, plastics, scrap iron, zinc, copper, and electronic components;
•	delays in delivery of our products to our customers;
•	the impact of global economic conditions and interest rates, and more specifically conditions in the automotive, construction, aerospace, energy, oil and gas, transportation, electronic, and general industrial markets, including the impact, length and degree of economic downturns on the customers and markets we serve and demand for our products, reductions in production levels, the availability, terms and cost of financing, including borrowings under credit arrangements or agreements, and the impact of market conditions on pension plan funded status;
•	restrictions on operating flexibility imposed by the agreement governing our credit facility;
•	the inability to achieve the savings expected from global sourcing of materials;
•	lower-cost competition;
•	our ability to design, introduce and sell new or updated products and related components;
•	market acceptance of our products;
•	the inability to attain expected benefits from acquisitions or dispositions or the inability to effectively integrate acquired businesses and achieve expected synergies;
•	costs and liabilities associated with environmental compliance;
•	the impact of climate change, natural disasters, geopolitical events, and public health crises, including pandemics and epidemics, and any related Company or government policies or actions, including any potential adverse economic impacts resulting from a U.S. federal government shutdown;
•	military conflict (including the Russia/Ukraine conflict, the conflict in the Middle East, the possible expansion of such conflicts and geopolitical consequences) or terrorist threats and the possible responses by the U.S. and foreign governments;
•	failure to protect our intellectual property;
•	cyberattacks, data breaches or interruptions or failures of our information technology systems; and
•	materially adverse or unanticipated legal judgments, fines, penalties, or settlements.

The Company is also subject to other risks identified and discussed in Part I, Item 1A, Risk Factors, and in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the 2025 Form 10-K/A which was filed with the Securities and Exchange Commission on March 19, 2026, and that may be identified from time to time in our quarterly reports on Form 10-Q, current reports on Form 8-K and other filings we make with the SEC.

Although the Company believes it has an appropriate business strategy and the resources necessary for its operations, future revenue and margin trends cannot be reliably predicted, and the Company may alter its business strategies to address changing conditions. Also, the Company makes estimates and assumptions that may materially affect reported amounts and disclosures. These relate to valuation allowances for accounts receivable and excess and obsolete inventories, accruals for pensions and other postretirement benefits (including forecasted future cost increases and returns on plan assets), provisions for depreciation (estimating useful lives), uncertain tax positions, and, on occasion, accruals for contingent losses. The Company undertakes no obligation to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as required by law.

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Non-GAAP Financial Measures

The non-GAAP financial measures we provide in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with U.S. GAAP.

To supplement the condensed consolidated financial statements prepared in accordance with U.S. GAAP, we have presented Adjusted Net Income from Continuing Operations, Adjusted Earnings Per Share from Continuing Operations, and Adjusted EBITDA from Continuing Operations, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable U.S. GAAP financial measures, such as net sales, net income, diluted earnings per share, or other measures prescribed by U.S. GAAP, and there are limitations to using non-GAAP financial measures.

Adjusted Net Income from Continuing Operations is defined as net income from continuing operations excluding, when incurred, gains or losses that we do not believe reflect our ongoing operations, including, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring costs. This measure also excludes credit agreement refinancing expenses, when applicable, because we do not believe these expenses are reflective of our ongoing operations. Adjusted Net Income from Continuing Operations is a tool that can assist management and investors in comparing our performance on a consistent basis across periods by removing the impact of certain items that management believes do not directly reflect our underlying operating performance.

Adjusted Earnings Per Share from Continuing Operations is defined as earnings per share from continuing operations excluding, when incurred, certain per share gains or losses that we do not believe reflect our ongoing operations, including, for example, the impacts of impairment losses, gains/losses on the sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring costs. This measure also excludes credit agreement refinancing expenses, when applicable, because we do not believe these expenses are reflective of our ongoing operations. We believe that Adjusted Earnings Per Share from Continuing Operations provides important comparability of underlying operational results, allowing investors and management to assess operating performance on a consistent basis from period to period.

Adjusted EBITDA from Continuing Operations is defined as net income from continuing operations before interest expense, provision for income taxes, and depreciation and amortization and excluding, when incurred, the impacts of certain losses or gains that we do not believe reflect our ongoing operations, including, for example, impairment losses, gains/losses on sale of subsidiaries, property and facilities, transaction expenses primarily relating to acquisitions and divestitures, factory start-up costs, factory relocation expenses, executive severance, and restructuring expenses. This measure also excludes credit agreement refinancing expenses, when applicable, because we do not believe these expenses are reflective of our ongoing operations. Adjusted EBITDA from Continuing Operations is a tool that can assist management and investors in comparing our performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our underlying operations.

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Management uses such measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources. These financial measures should not be considered in isolation from, or as a replacement for, U.S. GAAP financial measures.

We believe that presenting non-GAAP financial measures in addition to U.S. GAAP financial measures provides investors greater transparency to the information used by our management for its financial and operational decision-making. We further believe that providing this information better enables our investors to understand our operating performance and to evaluate the methodology used by management to evaluate and measure such performance.

Investor Relations Contacts

The Eastern Company

Ryan Schroeder or Nicholas Vlahos

203-729-2255

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net sales	$61,821,757	$70,164,086	$121,498,295	$136,101,298
Cost of products sold	(49,069,618)	(53,801,184)	(96,816,475)	(104,642,211)
Gross margin	12,752,139	16,362,902	24,681,820	31,459,087

Product development expense	(1,042,688)	(1,031,716)	(2,078,000)	(2,140,902)
Selling and administrative expenses	(10,051,659)	(12,188,736)	(19,621,306)	(22,534,931)
Operating profit	1,657,792	3,142,450	2,982,514	6,783,254

Interest expense	(581,318)	(636,287)	(1,108,831)	(1,330,941)
Bargain purchase gain	6,529,299	-	6,529,299	-
Other income (expense)	(101,235)	75,210	(88,050)	(124,495)
Income before income taxes from continuing operations	7,504,539	2,581,373	8,314,933	5,327,818

Income tax expense	(1,855,254)	(546,383)	(2,025,518)	(1,124,703)
Net income from continuing operations	$5,649,285	$2,034,990	$6,289,415	$4,203,115

Discontinued Operations (see note C)
Loss from operations of discontinued unit	$-	$(234,237)	$-	$(520,005)
Income from disposal of discontinued unit	-	2,016,696	-	2,016,696
Income tax expense	-	(377,282)	-	(315,952)
Net income from discontinued operations	-	1,405,177	-	1,180,739

Net Income	$5,649,285	$3,440,167	$6,289,415	$5,383,854

Earnings per share from continuing operations:
Basic	$0.94	$0.33	$1.04	$0.69

Diluted	$0.94	$0.33	$1.04	$0.69

Earnings per share from discontinued operations:
Basic	$-	$0.23	$-	$0.19

Diluted	$-	$0.23	$-	$0.19

Total earnings per share:
Basic	$0.94	$0.56	$1.04	$0.88

Diluted	$0.94	$0.56	$1.04	$0.88

Cash dividends per share:	$0.11	$0.11	$0.22	$0.22

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 4, 2026	January 3, 2026
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$15,108,764	$7,412,019
Marketable Securities	32,825	-
Accounts receivable, less allowances: 2026 - $681,170; 2025 - $633,391	36,842,066	30,128,669
Inventories	65,989,520	56,343,756
Current portion of notes receivable	28,844	33,844
Prepaid expenses and other current assets	6,754,824	5,349,486
Total Current Assets	124,756,843	99,267,774

Property, Plant and Equipment	66,497,282	60,163,556
Accumulated depreciation	(35,807,530)	(33,246,213)
Property, Plant and Equipment, Net	30,689,752	26,917,343

Goodwill	58,666,199	58,631,336
Trademarks	5,082,816	5,082,767
Patents and other intangibles, net of accumulated amortization	4,121,143	5,269,204
Deferred income taxes	5,528,496	5,528,496
Right of use assets	16,170,708	15,979,696
Other long term assets	102,674	-
Total Other Assets	89,672,036	90,491,499

TOTAL ASSETS	$245,118,631	$216,676,616

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	July 4, 2026	January 3, 2026
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$27,192,690	$16,426,259
Accrued compensation	5,615,457	4,203,720
Other accrued expenses	6,884,543	2,349,400
Current portion of operating lease liability	3,997,516	3,729,769
Current portion of finance lease liability	905,524	908,332
Total Current Liabilities	44,595,730	27,617,480

Other long-term liabilities	464,902	464,902
Operating lease liability, less current portion	12,173,424	12,235,188
Finance lease liability, less current portion	2,772,205	3,080,446
Long-term debt, less current portion	41,683,212	33,902,353
Accrued postretirement benefits	329,767	332,165
Accrued pension cost	13,106,148	14,398,753
Total Liabilities	115,125,388	92,031,287

Shareholders’ Equity
Voting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Nonvoting Preferred Stock, no par value:
Authorized and unissued: 1,000,000 shares
Common Stock, no par value, Authorized: 50,000,000 shares	36,525,234	36,337,100
Issued: 9,195,728 shares as of July 4, 2026 and 9,179,288 shares as of January 3, 2026	-
Outstanding: 6,017,558 shares as of July 4, 2026 and 6,041,767 shares as of January 3, 2026	-
Treasury Stock: 3,178,170 shares as of July 4, 2026 and 3,137,521 shares as of January 3, 2026	(30,895,650)	(30,067,777)
Retained earnings	142,959,790	137,997,382
Accumulated other comprehensive loss:	-
Foreign currency translation	(975,778)	(1,437,363)
Unrealized gain on foreign currency swap, net of tax	711,155	570,097
Unrecognized net pension and postretirement benefit costs, net of tax	(18,331,508)	(18,754,110)
Accumulated other comprehensive loss	(18,596,131)	(19,621,376)
Total Shareholders’ Equity	129,993,243	124,645,329
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$245,118,631	$216,676,616

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THE EASTERN COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	July 4, 2026	June 28, 2025
Operating Activities
Net income	$6,289,415	$5,383,854
Less: Income from discontinued operations	-	1,180,739
Income from continuing operations	$6,289,415	$4,203,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,209,318	3,178,318
Bargain purchase gain	(6,529,299)	-
Reduction in carrying amount of ROU assets	1,276,927	1,502,376
Unrecognized pension and postretirement benefit	(1,211,007)	(397,676)
(Gain) loss on sale of equipment	(64,661)	38,479
Provision for doubtful accounts	54,828	14,000
Stock compensation expense	188,134	289,126
Changes in operating assets and liabilities:
Accounts receivable	(4,974,987)	(2,271,343)
Inventories	920,744	1,886,960
Prepaid expenses and other	(947,631)	(314,221)
Other assets	(144,699)	124,859
Accounts payable	8,968,808	2,511,193
Accrued compensation	642,535	(445,105)
Operating lease liability	(1,276,927)	(1,502,376)
Other accrued expenses	5,635,050	(6,908,197)
Net cash provided by operating activities	12,036,548	1,909,508

Investing Activities
Marketable securities	(32,825)	2,222,059
Acquisition	(8,041,927)	(421,039)
Payments received from notes receivable	5,000	14,545
Proceeds from sale of equipment	3,500	800
Proceeds from sale of discontinued operations	-	1,593,646
Purchases of property, plant, and equipment	(1,482,339)	(1,599,780)
Net cash (used in) provided by investing activities	(9,548,591)	1,810,231

Financing Activities
Proceeds from long-term debt	8,000,000	-
Proceeds from promissory note	785,000	-
Principal payments on long-term debt	(1,000,000)	(5,919,065)
Financing leases, net	(442,282)	(393,352)
Purchase common stock for treasury	(827,873)	(2,123,705)
Dividends paid	(1,327,007)	(1,347,951)
Net cash provided by (used in) financing activities	5,187,838	(9,784,073)

Effect of exchange rate changes on cash	20,950	331,115
Net change in cash and cash equivalents	7,696,745	(5,733,219)

Cash and cash equivalents at beginning of period	7,412,019	14,843,530
Cash and cash equivalents at end of period	$15,108,764	$9,110,311

Supplemental disclosure of cash flow information:
Interest	$1,099,963	$1,683,412
Income taxes	694,933	1,679,091

Non-cash investing and financing activities
Right of use asset	205,983	3,050,510
Lease liability	104,836	2,836,158

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Reconciliation of Non-GAAP Measures
Adjusted Net Income from Continuing Operations and Adjusted Earnings per Share from Continuing Operations Calculation
For the Three and Six Months ended July 4, 2026 and June 28, 2025
($000's, except for per share data)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025
Net income from continuing operations as reported per generally accepted accounting principles (GAAP)	$5,649	$2,035	$6,289	$4,203

Earnings per share from continuing operations as reported under generally accepted accounting principles (GAAP):

Basic	$0.94	$0.33	$1.04	$0.69
Diluted	$0.94	$0.33	$1.04	$0.69

Adjustments:

Restructuring (a)	-	1,822	-	1,887
Bargain purchase gain	(6,529)	-	(6,529)	-
Acquisition related transaction costs	192	-	192	-
Acquired Inventory Step up adjustment	92	-	92	-
Non-GAAP tax impact of adjustments (1)	1,521	(385)	1,521	(398)

Total adjustments (Non-GAAP)	$(4,724)	$1,437	$(4,724)	$1,489

Adjusted net income from continuing operations (Non-GAAP)	$925	$3,472	$1,565	$5,692

Adjusted earnings per share from continuing operations (Non-GAAP):

Basic	$0.15	$0.57	$0.26	$0.93
Diluted	$0.15	$0.57	$0.26	$0.93

(1) We estimate the tax effect of the items identified to determine a non-GAAP annual effective tax rate applied to the pre-tax amount in order to calculate the non-GAAP provision for income taxes

(a) consists of personnel related and facility costs

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Reconciliation of Non-GAAP Measures
Adjusted EBITDA Calculation
For the Three and Six Months ended July 4, 2026 and June 28, 2025
($000's)

	Three Months Ended		Six Months Ended
	July 4, 2026	June 28, 2025	July 4, 2026	June 28, 2025

Net income from continuing operations as reported per generally accepted accounting principles (GAAP)	$5,649	$2,035	$6,289	$4,203

Interest expense	581	637	1,109	1,331
Provision for income taxes	1,855	546	2,026	1,125
Depreciation and amortization	1,589	1,695	3,209	3,178
Restructuring (a)	-	1,822	-	1,887
Bargain purchase gain	(6,529)	-	(6,529)	-
Acquisition related transaction costs	192	-	192	-
Acquired Inventory Step up Adjustment	92	-	92	-

Adjusted EBITDA from continuing operations (non-GAAP)	$3,429	$6,735	$6,388	$11,724

(a) consists of personnel related and facility costs

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